UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 22, 2009
Dana Holding Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-1063 (Commission File Number)	26-1531856 (IRS Employer Identification Number)
4500 Dorr Street, Toledo, Ohio 43615
(Address of principal executive offices) (Zip Code)
(419) 535-4500
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Appointment of Chief Executive Officer and President
On May 22, 2009, the Board of Directors of Dana Holding Corporation (Dana) appointed James E. Sweetnam, 56, Chief Executive Officer and President effective July 2009, succeeding John M. Devine who has served as Chief Executive Officer and President of Dana since January 2009. Mr. Devine will continue to serve as Executive Chairman of Dana.
Mr. Sweetnam served as Chief Executive Officer — Truck Group at Eaton Corporation, a global diversified power management company since July 2001. He also served as a member of Eaton’s Office of the Chief Operating Officer, and in that capacity had responsibility for operations in Latin America and the Caribbean and for environmental, health and safety. Mr. Sweetnam has a bachelor of science degree in applied science and engineering from the U.S. Military Academy at West Point and a master of business administration degree from Harvard University. In addition, Mr. Sweetnam has been a member of the Board of Directors of Lubrizol Corporation, a specialty chemical company, since 2007.
In connection with his appointment as Chief Executive Officer and President, Dana executed an executive employment agreement with Mr. Sweetnam. Under the terms of the executive employment agreement, Mr. Sweetnam is entitled to the following:
•	$1,000,000 annual base salary;

•	Upon the achievement of target-level performance, an annual bonus of one hundred percent (100%) of his annual base salary;

•	An initial grant of options under Dana’s 2008 Omnibus Incentive Plan (the Plan) to purchase 1,500,000 shares of Dana common stock with an exercise price based on the closing stock price on his first full day of employment, vesting ratably over a three (3) year period with a ten (10) year term;

•	Eligible for annual awards pursuant to the long term incentive program under the Plan commencing in 2010;

•	200,000 restricted stock units under the Plan vesting on February 28, 2011 to make Mr. Sweetnam whole from forfeited compensation from his previous employer, provided that Mr. Sweetnam remains continuously employed by Dana during that period;

•	A one-time cash award of $550,000 to make Mr. Sweetnam whole from forfeited compensation from his previous employer;

•	A one-time cash award of $500,000 to purchase (based on after-tax proceeds) 500,000 shares, or such lesser number of shares that can be purchased with the full amount of such after-tax proceeds, of Dana common stock;

•	A one-time special cash award of $2,000,000 payable in two (2) equal installments;

•	Appointment to the Board of Directors;

•	Reimbursement of reasonable relocation expenses incurred for relocation of his principal residence and temporary living expenses in accordance with Dana’s relocation program applicable to Dana’s senior executives;

•	A cash make-whole supplemental benefit of $2,200,000 to compensate Mr. Sweetnam for the lost opportunity to receive future cash benefits from his previous employer vesting and becoming payable in six (6) equal annual installments;

•	To be made whole in the event that certain vested amounts to which Mr. Sweetnam is entitled are not paid by his prior employer;

•	All of Dana’s benefit plans or arrangements in effect from time to time with respect generally to senior executives; provided, Mr. Sweetnam’s allowance for perquisites under Dana’s Executive Perquisites Program will be $100,000 for each fiscal year; and

•	Reimbursement for professional fees and costs incurred in connection with the negotiation and documentation of his employment arrangements in an amount not to exceed $25,000.
The executive employment agreement is for an initial term of three-years, subject to extension at the end of the second year for additional one-year terms. Mr. Sweetnam’s executive employment agreement also provides for severance payments and benefits in the event that his position with Dana is involuntarily terminated by Dana without cause or by Mr. Sweetnam for good reason. Additionally, the executive employment agreement includes clawback provisions that apply to his sign-on awards, buy-out elements, and past-service benefits in the event he voluntarily terminates service without good reason or is terminated for cause on or before the second anniversary date of his employment (100% if before 1st anniversary; pro rata if between 1st and 2nd anniversary). Mr. Sweetnam is prohibited from competing against Dana, soliciting its customers or soliciting its employees, to work for a competitor for a period of twenty-four (24) months following his termination of employment. Mr. Sweetnam has also agreed that he will not disclose Dana’s confidential information.
The preceding summary of Mr. Sweetnam’s executive employment agreement is qualified in its entirety by reference to the text of his agreement.
A copy of Dana’s press release related to Mr. Sweetnam’s appointment is being furnished as Exhibit 99.1 to this report.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits. The following exhibits are filed or furnished with this report.

Exhibit No.	Description

99.1	Dana Holding Corporation Press Release dated May 27, 2009

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DANA HOLDING CORPORATION
Date: May 27, 2009	By:	/s/ Marc S. Levin
		Name:	Marc S. Levin
		Title:	Senior Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description

99.1	Dana Holding Corporation Press Release dated May 27, 2009

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